Exhibit 3.3
THIRD RESTATED CERTIFICATE OF INCORPORATION
OF
WASTE MANAGEMENT HOLDINGS, INC.
     Waste Management Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1. The name of the Corporation is Waste Management Holdings, Inc., and the name under which the Corporation was originally incorporated is Waste Management, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was September 23, 1968.
2. This Third Restated Certificate of Incorporation amends and restates the Restated Certificate of Incorporation of the Corporation, including all amendments thereto, in its entirety.
3. The provisions of the Restated Certificate of Incorporation as amended or supplemented heretofore are hereby deleted in their entirety and the following provisions are substituted in their place:
“Article I
Name
     The name of the Corporation is Waste Management Holdings, Inc.
Article II
Registered Office and Registered Agent
     The street address of the initial registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation is The Corporation Trust Company.
Article III
Corporate Purpose
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

Article IV
Capital Stock
     The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100, all of which shall be shares of Common Stock, par value $.01 per share.
Article V
Directors
     Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.
Article VI
Indemnification of Directors, Officers and Others
     (1) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     (2) Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer (or equivalent) of another enterprise, shall be indemnified by the Corporation to the fullest extent authorized by the General Corporation Law of Delaware as it may be in effect from time to time, except as to any action, suit or proceeding brought by or on behalf of such director or officer without prior approval of the Board of Directors or, if there is an Interested Stockholder (as defined below) at the time such action, suit or proceeding is brought, without prior approval of the majority of the Continuing Directors (as defined below) of the Corporation. The right to indemnification conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under this Third Restated Certificate of Incorporation or any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
     (3) If the Delaware General Corporation Law is amended to further limit or eliminate liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. If the Delaware General Corporation Law is amended to increase or expand liability of the Corporation’s directors for breach of fiduciary duty or if the foregoing provisions of this Article VI are modified or repealed by the stockholders of the Corporation, no such amendment, modification or repeal shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the time of such amendment, modification or repeal or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, modification or repeal.
     (4) Notwithstanding any other provision of this Third Restated Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Third Restated Certificate of Incorporation or the by-laws of the Corporation), the amendment or repeal of Article VI of this Third Restated Certificate of Incorporation, or the adoption of any provision inconsistent herewith, shall require the approval of the holders of shares representing at least 80% of the outstanding shares of Common Stock.
     (5) For purposes of this Article VI, the term “Continuing Director” shall mean a Director who was a member of the Board of Directors of the Corporation prior to the time the Interested Stockholder in question became an Interested Stockholder and who is not an Affiliate or Associate of such Interested Stockholder and who was not proposed for election as a Director by or on behalf of such Interested Stockholder, and any successor of a Continuing Director who is not an Affiliate or Associate or representative of such Interested Stockholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors of the Corporation.
     (6) For purposes of this Article VI, the term “Interested Stockholder” shall mean and include any individual, corporation, partnership or other person or entity (other than the Corporation or any of its Subsidiaries or any employee benefit plan of either the Corporation or any of its Subsidiaries or any trustee or fiduciary with respect to any such plan when acting in such capacity) which, together with its “Affiliates” and “Associates” (as defined pursuant to Rule 12b-2 under the Securities Exchange Act of 1934, as such Rule was in effect on March 1, 1985), was the “Beneficial Owner” (as defined pursuant to Rule 13d-3 under such Act, as such Rule was in effect on March 1, 1985), of more than five percent of the outstanding shares of Common Stock, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity, or which was the Beneficial Owner at any time within the two-year period immediately preceding the time in question of more than five percent of the outstanding Common Stock, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.
     (7) For purposes of this Article VI, the term “Subsidiary” shall mean a corporation with respect to which the Corporation is the Beneficial Owner of the majority of each class of voting securities.
Article VII
By-Laws
The directors of the Corporation shall have the power to adopt, amend or repeal by-laws.

Article VIII
     (Reserved.)
Article IX
Amendment
     The Corporation reserves the right to amend, alter, change or repeal any provision of this Third Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred on stockholders in this Third Restated Certificate of Incorporation are subject to this reservation.”
4. This Third Restated Certificate of Incorporation was duly adopted by the unanimous written consent of the sole stockholder in accordance with applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, WASTE MANAGEMENT HOLDINGS, INC. has caused this Third Restated Certificate of Incorporation to be signed by Linda J. Smith, its Vice President and Secretary, this 5th day of November, 2003.

WASTE MANAGEMENT HOLDINGS, INC.
/s/ Linda J. Smith
Linda J. Smith
Vice President and Secretary